UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2005
THE HOUSTON EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-11899 (Commission File Number)	22-2674487 (I.R.S. Employer Identification No.)

1100 Louisiana, Suite 2000 Houston, Texas (Address of principal executive offices)	77002-5215 (Zip Code)
(713) 830-6800
(Registrant’s telephone number, including area code)
Not Applicable
(Former names or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 30, 2005, The Houston Exploration Company (“Houston Exploration” or the “Company”) entered into an Amended and Restated Credit Agreement with Wachovia Bank, National Association, as Issuing Bank and Administrative Agent; The Bank of Nova Scotia and Bank of America as Co-Syndication Agents; and BNP Paribas and Comerica Bank as Co-Documentation Agents. The revolving bank credit facility provides the Company with a five-year commitment of $750 million, which may be increased at the Company’s request and with prior approval from the Company’s lenders to a maximum of $850 million. Amounts available for borrowing under the credit facility are limited to a borrowing base. The Company’s initial borrowing base is $600 million, which is expected to remain in effect until the next scheduled redetermination on April 1, 2006. Up to $60 million of the borrowing base is available for the issuance of letters of credit. Outstanding borrowings under the revolving credit facility are secured by the Company’s onshore natural gas and oil assets (including the recently acquired South Texas assets discussed below in Item 2.01) as well as certain other assets and rank senior in right of payment to the Company’s $175 million of 7% senior subordinated notes. The facility matures on November 30, 2010.
Interest is payable on borrowings under the revolving bank credit facility, as follows:
•	on base rate loans, at a fluctuating rate, or base rate, equal to the sum of (a) the greater of the Federal funds rate plus 0.5% or Wachovia’s prime rate plus (b) a variable margin between 0.00% and 0.50%, depending on the amount of borrowings outstanding under the credit facility, or

•	on fixed rate loans, a fixed rate equal to the sum of (a) a quoted LIBOR rate divided by one minus the average maximum rate during the interest period set for certain reserves of member banks of the Federal Reserve System in Dallas, Texas, plus (b) a variable margin between 1.25% and 1.75%, depending on the amount of borrowings outstanding under the credit facility.
Interest is payable on base-rate loans on the last day of each calendar quarter. Interest on fixed rate loans is generally payable at maturity or at least every 90 days if the term of the loan exceeds three months. In addition to interest, the Company must pay a quarterly commitment fee of between 0.30% and 0.50% per annum on the unused portion of the borrowing base and a quarterly letter of credit fee on amounts drawn equal to the LIBOR rate plus the applicable margin in effect during the period.
The revolving bank credit facility contains customary negative covenants that place restrictions and limits on, among other things, the incurrence of debt, guarantees, liens, leases and certain investments. The Company’s subsidiaries are guarantors under the credit facility, and the facility restricts the Company’s ability to pay cash dividends, to sell or encumber its assets and repurchase its stock in excess of certain limitations. Financial covenants require the Company to, among other things:
•	maintain a ratio of earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) to cash interest payments of at least 3.00 to 1.00;

•	maintain a ratio of total debt to EBITDA of not more than 3.50 to 1.00; and

•	hedge no more than 85% of the Company’s total proved reserves during any calendar year.
This brief description of the material terms of the Company’s amended and restated credit agreement is qualified by reference to the provisions of the agreement attached to this report as Exhibit 99.1, which is incorporated by reference herein.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On November 30, 2005, the Company completed the acquisition of certain interests in natural gas and oil producing properties and undeveloped acreage in four fields located in South Texas from Kerr-McGee Oil & Gas Onshore LP D/B/A KMOG Onshore LP and Westport Oil and Gas Company, L.P. At closing, the $162.7 million purchase price was reduced by $3.7 million to a net $159.0 million for various customary closing items, including title defects together with revenues received by and expenditures made by the seller related to the properties after October 1, 2005, the effective date of the transaction. At closing, the Company borrowed $142.7 million under its revolving bank credit facility to fund the remaining portion of the net purchase price, less the deposit of $16.3 million previously paid by the Company on October 21, 2005 upon entering into the definitive purchase and sale agreement.

The properties cover approximately 26,000 net acres, include approximately 300 wells and are located in the Rincon Field in Starr County, the Tijerina-Canales-Blucher Field in Jim Wells and Kleberg Counties, the Vaquillas Ranch Field in Webb County, and the San Carlos Field in Hidalgo County. As of October 1, 2005, proved reserves, based on the Company’s internal estimates, were approximately 88 Bcfe, of which 75% is natural gas. Current production from the four fields is estimated at approximately 10 MMcfe/day, net to the interests acquired. Houston Exploration is operator of 100% percent of the proved reserves. Average working interest in the properties is 60%.
The acquisition of these South Texas assets was structured so as to qualify as the first step of a reverse like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder and I.R.S. Revenue Procedure 2000-37. The assets were acquired by HEC Exchange, L.P. (“HEC Exchange”), a newly formed Delaware limited partnership unaffiliated with the Company, to act on the Company’s behalf as an “exchange accommodation titleholder.” This entity will act as Houston Exploration’s agent for all purposes other than for U.S. federal income tax purposes and will hold the assets pursuant to a Qualified Exchange Accommodation Agreement until the second step of the like-kind exchange is completed. In the interim, Houston Exploration will operate the assets pursuant to an Operations and Services Agreement. If the second step of the like-kind exchange is not consummated, HEC Exchange is obligated to transfer the South Texas properties to the Company.
This brief description of the material terms of the Company’s purchase and sale agreement is qualified by reference to the provisions of the agreement attached to this report as Exhibit 99.2, which is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation
See the disclosures under Item 2.01 of this Current Report regarding the Company’s financing of the purchase price of the South Texas properties with borrowings under its revolving bank credit facility. At November 30, 2005, the Company had outstanding borrowings under its revolving bank credit facility of $370 million and outstanding letters of credit of $10.3 million.
Item 7.01. Regulation FD Disclosure.
This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this Current Report are forward-looking statements and reflect the Company’s current expectations that are based on current available information and numerous assumptions. Important factors that could cause actual results to materially differ from the Company’s current expectations include, among others, the business outlook, the ability to implement, negotiate and consummate the divestiture of its Gulf of Mexico assets and effect the planned qualified like-kind exchange transactions to maximize tax efficiencies which benefits may not be realized, the risks associated with the successful integration of the South Texas assets acquired, the accuracy of estimates of reserves and production rates, production and spending requirements, the inability to meet substantial capital requirements, the constraints imposed by the Company’s outstanding indebtedness, the relatively short production life of the Company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, the risks associated with the recent acquisitions and any future acquisitions, the integration of acquired assets and other risks and factors inherent in the exploration for and production of natural gas and crude oil discussed in the Company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2004. The Company assumes no responsibility to update any of the information referenced in this news release.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits
99.1	Amended and Restated Credit Agreement dated November 30, 2005 among The Houston Exploration Company and Wachovia Bank, National Association, as Issuing Bank and Administrative Agent; The Bank of Nova Scotia and Bank of America as Co-Syndication Agents; and BNP Paribas and Comerica Bank as Co-Documentation Agents.

99.2	Purchase and sale agreement dated October 21, 2005 by and between Kerr-McGee Oil & Gas Onshore LP D/B/A KMOG Onshore LP and Westport Oil and Gas Company, L.P., as sellers, and The Houston Exploration Company, as buyer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2005	THE HOUSTON EXPLORATION COMPANY
	By:	/s/ James F. Westmoreland
James F. Westmoreland
Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number		Description

99.1	—	Amended and Restated Credit Agreement dated November 30, 2005 among The Houston Exploration Company and Wachovia Bank, National Association, as Issuing Bank and Administrative Agent; The Bank of Nova Scotia and Bank of America as Co-Syndication Agents; and BNP Paribas and Comerica Bank as Co-Documentation Agents.

99.2	—	Purchase and sale agreement dated October 21, 2005 by and between Kerr-McGee Oil & Gas Onshore LP D/B/A KMOG Onshore LP and Westport Oil and Gas Company, L.P., as sellers, and The Houston Exploration Company, as buyer.